Exhibit 99.1

ADC Reports First Quarter 2009 Financial Results

•	Net sales of $254 million

•	Strong cash balance of $516 million

•	Cost reduction initiatives of $6 million realized in the first quarter

Minneapolis — March 3, 2009 – ADC (NASDAQ: ADCT), today announced unaudited results for its first quarter ended Jan. 30, 2009. The company reported first quarter revenue of $254 million and a GAAP net loss from continuing operations of $443 million or ($4.45) per share. This GAAP net loss includes after-tax charges of $435 million, including a $409 million non-cash impairment of goodwill and other intangible assets, a $17 million write-down of auction rate securities and other investments, and $9 million of purchased intangible amortization and restructuring charges. The non-GAAP (adjusted) net loss for the quarter was $7 million or ($0.07) per share.

“ADC continues to manage prudently through the global recession,” said Robert E. Switz, chairman, president and CEO for ADC. “Our restructuring initiatives announced in October 2008 are already providing benefits to ADC as demonstrated by our nearly 31 percent gross margins for the quarter, which are in line with the previous quarter’s adjusted margins despite a substantial decrease in revenue. We also took appropriate actions last month to further align our business with current market conditions. Based on our solid margins and the $6 million in cost savings realized during the quarter, we are confident in our ability to control expenses and continue to manage through the current economy.

“As indicated by slower customer spending during the first quarter, we anticipate that 2009 will continue to be challenging for ADC and our global customer base. However, our technology remains important to the building of fiber-based and wireless next-generation networks. As a result, we are carefully balancing our cost reduction initiatives with meeting and anticipating our customers’ current and future needs, so that we will emerge from the current downturn an even stronger company,” Switz said.

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First Quarter Fiscal 2009 Results

•	Net sales totaled $254 million, compared to $329 million for the first quarter of fiscal 2008 and $352 million for the fourth quarter of last year. The sequential decrease from the prior quarter is primarily the result of the continued global economic slowdown, normal seasonality, fewer business days in the quarter, and foreign currency fluctuations. Compared to the first quarter of fiscal 2008, foreign exchange negatively impacted first quarter 2009 results by approximately $16 million due to the strengthened U.S. dollar.

•	First quarter gross margins were approximately 30.9 percent compared to 36.6 percent during the same quarter of last year and 27.5 percent during the fourth quarter of fiscal 2008. Fourth quarter 2008 margins adjusted for $14 million of inventory charges were 31.5 percent. The first quarter 2009 decrease in margins year-over-year was largely driven by the lower sales volume, though cost reduction actions taken during the quarter partially offset the impact of those revenue declines.

•	Operating costs were $90.9 million, which excludes $414 million of impairment and restructuring charges. Excluding restructuring and impairment charges of $1.2 million in the previous year’s first quarter and $12.9 million in the previous quarter, operating costs decreased by approximately $10.3 million and $9.0 million respectively. The lower operating costs primarily reflect the impact of previously announced cost reduction actions.

•	During the quarter, ADC realized approximately $6 million in cost savings as a result of the restructuring and other actions announced in October 2008. These savings impacted both cost of goods sold and operating expenses. Additional savings are expected from the additional restructuring and other actions announced in February 2009.

•	Net loss from continuing operations for the first quarter of fiscal 2009 on a GAAP basis was $442.5 million, or ($4.45) loss per diluted share, as compared with a net loss of $28.4 million, or ($0.24) per diluted share, for the first quarter of fiscal 2008 and a net loss of $45.4 million, or ($0.39) per diluted share, for the fourth quarter of 2008.

•	ADC’s first quarter 2009 GAAP net loss included $435 million, or ($4.38) per share, of expenses related to the impairment of goodwill and other intangible assets, additional write-downs to our auction rate securities and other investments, purchased intangible amortization, and restructuring charges. A Reconciliation of GAAP to Non-GAAP Financial Measures is provided later in this news release.

•	ADC ended the first quarter with a cash balance of $516 million. The anticipated decline in cash during the quarter was largely due to approximately $94 million that was used to complete ADC’s stock repurchase plan.

2009 Business Updates
Even in this difficult economy, ADC experienced several encouraging developments early in fiscal 2009, including:

•	Revenue outside of the United States represented approximately 44% of the company’s total first quarter sales, including sales of approximately $15 million by the company’s Century Man operations in China, an increase of 49% over last quarter.

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Several new in-building and stadium wireless coverage and capacity wins were achieved with major carriers. In addition, ADC recently announced a significant deployment of its new FlexWave Prism™ outdoor DAS solution to deliver cost-effective, high-performance GSM, CDMA, and UMTS cellular coverage through a major cellular distribution systems provider in Jakarta, Indonesia.

•	Enterprise revenue was secured with 15 new Fortune 2000 customers.

Cost Reduction Plans
As previously announced, ADC is responding to the current macro-economic environment by further streamlining its business operations through additional reductions in operating capacity, discretionary spending and capital expenditures, and by accelerating general and administrative process improvements. ADC expects the impact of these current actions, in combination with the actions announced in October, to save the company approximately $13-$15 million per quarter between cost of goods sold and operating expenses. ADC currently has approximately 9,400 people employed worldwide.

“We continue to maintain a strong balance sheet and liquidity position with no material debt obligations maturing until 2013,” said James G. Mathews, ADC’s chief financial officer. “Despite the very challenging revenue environment currently facing our industry, we anticipate that ADC will generate positive free cash flow in fiscal 2009, and we have the necessary liquidity to meet our operational requirements even through a prolonged downturn.”

Goodwill and Other Intangible Asset Impairments and Auction Rate Securities
ADC also announced that the company has determined that it will record an estimated impairment charge of $409 million net of taxes, or $4.12 per diluted share, to reduce the book value of goodwill and other intangible assets related to its Connectivity and Network Solutions operating units. This analysis will be completed during the company’s second fiscal quarter of 2009. The company conducted the analysis based on a combination of factors, including the current economic environment and a sustained decline in the equity markets that has impacted ADC’s stock price negatively.

During the three months ended Jan. 30, 2009, ADC also recorded impairment charges of $14.2 million or $0.14 per diluted share to reduce the fair value of the auction rate securities it holds to $26.7 million as of Jan. 30, 2009.

Outlook
ADC announces the following second quarter fiscal 2009 guidance:

•	Net sales expected to be within the range of $255-280 million

•	GAAP diluted loss per share expected within the range of ($0.14) to a loss of ($0.04), which includes non-cash amortization expense of $0.06 per share and restructuring charges of approximately $0.03 per share

Conference Call and Webcast for First Fiscal Quarter 2009 Financial Results
ADC will discuss its first quarter 2009 results on a conference call scheduled for today, March 3, 5:00 p.m. Eastern time. The conference call can be accessed by domestic callers at (800) 399–7506 and by international callers at (973) 200-3388 or on the Internet at www.adc.com/investor, by clicking on Events and Presentations. Starting today at 7:45 p.m. Eastern time, the replay of the call can be accessed for approximately 7 days by domestic callers at (800) 642–1687 and by international callers at (706) 645-9291 (conference ID number 83492655) or on the Internet at www.adc.com/investor, by clicking on Events and Presentations.

A copy of this news release can be accessed at: www.adc.com/investorrelations/newsandcommunications/earningsreleases/

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About ADC
ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC’s innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.

Cautionary Statement Regarding Forward Looking Information
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. In particular, statements on our expectations about economic and industry conditions, our cost savings initiatives and our net sales, earnings and other financial results could be affected by a variety of factors, such as: demand for equipment by telecommunication service providers and large enterprises; variations in demand for particular products in our portfolio and other factors that can impact our overall margins; our ability to operate our business to achieve, maintain and grow operating profitability; changing regulatory conditions and macroeconomic conditions both in our industry and in local and global markets that can influence the demand for our products and services; fluctuations in the market value of our common stock, which can be caused by many factors outside of our control; consolidation among our customers, competitors or vendors that can disrupt or displace customer relationships; our ability to keep pace with rapid technological change in our industry; our ability to make the proper strategic choices regarding acquisitions or divestitures; our ability to integrate the operations of any acquired business; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our sales as well as potential sales growth in market segments we believe have the greatest potential; fluctuations in our operating results from quarter-to-quarter, which can be caused by many factors beyond our control; financial problems, work interruptions in operations or other difficulties faced by customers or vendors that can impact our sales, sales collections and ability to procure necessary materials, components and services to operate our business; our ability to protect our intellectual property rights and defend against potential infringement claims; possible limitations on our ability to raise any additional required capital; declines in the fair value and liquidity of auction-rate securities we hold; our ability to attract and retain qualified employees; potential liabilities that can arise if any of our products have design or manufacturing defects; our ability to obtain and the prices of raw materials, components and services; our dependence on contract manufacturers to make certain products; changes in interest rates, foreign currency exchange rates and equity securities prices, all of which will impact our operating results; political, economic and legal uncertainties related to doing business in China; our ability to defend or settle satisfactorily any litigation; and other risks and uncertainties including those identified in the section captioned Risk Factors in Item 1A of ADC’s Annual Report on Form 10-K for the year ended October 31, 2008 and as may be updated in Item 1A of ADC’s subsequent Quarterly Reports on Form 10-Q or other filings we make with the SEC. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Reconciliation of non-GAAP and GAAP Financial Measures

ADC Telecommunications, Inc.
Consolidated Non-GAAP Income and EPS Calculation - UNAUDITED
	FY2009			FY2008

(In millions except per share amounts)	Q1	Q1	Q2	Q3	Q4	FY08
GAAP Income (Loss) from Continuing Operations	$(442.5)	$(28.4)	$16.0	$13.4	$(45.4)	$(44.4)
Diluted GAAP Income (Loss) from Continuing Operations per Share	$(4.45)	$(0.24)	$0.14	$0.11	$(0.39)	$(0.38)
Non-GAAP adjustments:
Auction Rate Securities Adjustments (4)	14.2	50.2	18.0	6.0	26.4	100.6
Amortization of Purchased Intangibles (2)	8.3	8.8	8.4	8.7	8.5	34.4
Restructuring Charges (2)	0.5	1.2	1.0	0.1	8.8	11.1
Other Impairment Charges (2)	—	—	—	—	4.1	4.1
E-Band Impairment (4)	3.0	—	—	—	—	—
Goodwill impairment, net of $4.3 tax benefit (3)	361.9	—	—	—	—	—
Intangibles impairment (2)	47.3	—	—	—	—	—
Outdoor Wireless Inventory Charge (1)	—	—	—	—	10.8	10.8
LGC Purchase Accounting Adjustment (1)	—	—	3.5	—	—	3.5
Tax Valuation Allowance (5)	—	—	—	—	3.4	3.4
ACX Inventory Charge (1)	—	—	—	—	3.2	3.2
FX Adjustment (4)	—	—	—	1.7	—	1.7
Total Adjustments	$435.2	$60.2	$30.9	$16.5	$65.2	$172.8

Non-GAAP Income (Loss) from Continuing Operations	$(7.3)	$31.8	$46.9	$29.9	$19.8	$128.4
Diluted non-GAAP Income (Loss) from Continuing Operations per Share	$(0.07)	$0.27	$0.37	$0.25	$0.17	$1.09
Reconciliation of the numerators and denominators of non-GAAP diluted income (loss) per share from continuing operations:
Interest addback	$—	$5.2	$7.8	$2.2	$—	$26.9
Diluted shares outstanding	99.4	138.8	148.4	126.7	115.8	143.0
(1) Included in Cost of Goods Sold
(2) Included in Operating Expenses
(4) Included in Other Income (Expense)
(5) Included in Provision (Benefit) for Income Taxes

The consolidated non-GAAP net income and non-GAAP EPS calculations above contain non-GAAP financial measures. ADC utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing our overall business performance, for making operating decisions and for forecasting and planning future periods. The non-GAAP financial measures ADC uses include non-GAAP net income from continuing operations and diluted non-GAAP net income from continuing operations per share. Non-GAAP net income from continuing operations is defined as net income from continuing operations excluding the items identified in the above table and the tax effect of these non-GAAP adjustments. These measures are used by some investors when assessing the performance of ADC. ADC believes the assessment of its operations excluding these items is relevant to the assessment of internal operations and comparisons to industry performance.

Reasons for Presenting Non-GAAP Measures. ADC believes these non-GAAP measures help illustrate ADC’s baseline performance before gains, losses or certain charges that are considered by ADC management to be outside of on-going operating results. Accordingly, ADC uses these non-GAAP measures to gain a better understanding of ADC’s comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. ADC believes these non-GAAP measures, when read in conjunction with ADC’s GAAP financials, provide valuable information to investors.

Items Excluded From Non-GAAP Measures. As described above, the calculation of non-GAAP net income from continuing operations excludes items in the following categories:

Amortization of Acquisition- Related Intangibles. ADC excludes amortization of intangible assets resulting from acquisitions to allow more accurate comparisons of its financial results to its historical operations, forward-looking guidance and the financial results of peer companies. ADC believes that providing a non-GAAP financial measure that excludes the amortization of acquisition-related intangible assets provides those reviewing ADC’s financial statements an enhanced understanding of historic and potential future financial results and also facilitates comparisons to the results of

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peer companies. Additionally, with respect to the amortization of acquisition-related intangible assets, if ADC had internally developed these intangible assets, the amortization of such intangible assets would have been expensed historically. ADC believes the assessment of its operations excluding these costs is relevant to the assessment of internal operations and comparisons to industry performance. Amortization of acquisition-related intangibles will recur in future periods.

Restructuring and Related Impairment of Long-Lived Assets. ADC excludes these items because it believes that they are not related directly to the underlying performance of ADC’s core business operations. These items are expected to recur in future periods.

Other Non-GAAP Adjustments. ADC excludes these items because it believes that they are not related directly to the underlying performance of ADC’s core business operations. These items are generally not expected to recur in future periods.

Reconciliation of the numerators and denominators non-GAAP diluted income (loss) per share from continuing operations. On both a GAAP and Non-GAAP basis, we are required to use the “if-converted” method for computing diluted earnings per share with respect to the shares reserved for issuance upon conversion of our convertible notes. Under this method, we first calculate diluted earnings per share on both a GAAP and Non-GAAP basis by dividing net income by our total diluted outstanding shares, excluding shares reserved for issuance upon conversion of our outstanding notes.  We then calculate diluted earnings per share on both a GAAP and Non-GAAP basis by adding back the interest expense and the amortization of financing expenses on the convertible notes to net income and then dividing this amount by our total diluted outstanding shares, including those shares reserved for issuance upon conversion of the notes.  We then select the lower of the two earnings per share calculations on both a GAAP and Non-GAAP basis to represent our GAAP and Non-GAAP diluted earnings per share.

Limitations. Each of the non-GAAP financial measures described above, and used in this consolidated non-GAAP EPS calculation and the related conference call, should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Further, investors are cautioned that there are inherent limitations associated with the use of each of these non-GAAP financial measures as an analytical tool. In particular, these non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in ADC’s financial results for the foreseeable future. In addition, other companies, including other companies in ADC’s industry, may calculate non-GAAP financial measures differently than ADC does, limiting their usefulness as a comparative tool. ADC compensates for these limitations by providing specific information in the reconciliation included in this consolidated non-GAAP EPS calculation regarding the GAAP amounts excluded from the non-GAAP financial measures. In addition, as noted above and as required by law, ADC evaluates the non-GAAP financial measures together with the most directly comparable GAAP financial information.

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ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS — UNAUDITED

	For the Three Months Ended
	January 30,	October 31,	February 1,
	2009	2008	2008
	(In millions, except earnings per share)
Net Sales	$254.3	$352.3	$329.1
Cost of Sales	175.6	255.5	208.7

Gross Profit	78.7	96.8	120.4
Operating Expenses:
Research and development	19.0	20.5	19.5
Selling and administration	71.9	79.3	81.7
Impairment charges	413.5	4.1	—
Restructuring charges	0.5	8.8	1.2

Total operating expenses	504.9	112.7	102.4

Operating Income	(426.2)	(15.9)	18.0
Other Income (Expense), Net	(20.3)	(29.6)	(44.9)

Income (Loss) Before Income Taxes	(446.5)	(45.5)	(26.9)
Provision (Benefit) for Income Taxes	(4.0)	(0.1)	1.5

Income (Loss) From Continuing Operations	(442.5)	(45.4)	(28.4)
Discontinued Operations, Net of Tax	(0.3)	(0.6)	1.1

Net Income (Loss)	$(442.8)	$(46.0)	$(27.3)

Average Common Shares Outstanding — Basic	99.4	115.4	117.6

Average Common Shares Outstanding — Diluted	99.4	115.4	117.6

Basic Income (Loss) Per Share:
Continuing operations	$(4.45)	$(0.39)	$(0.24)

Discontinued operations	$—	$(0.01)	$0.01

Net Income (Loss)	$(4.45)	$(0.40)	$(0.23)

Diluted Income (Loss) Per Share:
Continuing operations	$(4.45)	$(0.39)	$(0.24)

Discontinued operations	$—	$(0.01)	$0.01

Net Income (Loss)	$(4.45)	$(0.40)	$(0.23)

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ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
BALANCE SHEET — UNAUDITED
(In millions)

	January 30,	October 31, 2008
	2009
ASSETS
Current Assets:
Cash and cash equivalents	$515.8	$631.4
Accounts receivable, net of reserves of $18.6 and $17.3	173.5	215.4
Unbilled revenue	16.3	25.2
Inventories, net of reserves of $47.9 and $50.7	167.2	162.7
Prepaid and other current assets	35.0	34.7
Assets of discontinued operations	10.8	8.0

Total current assets	918.6	1,077.4
Property and equipment, net of accumulated depreciation of $415.8 and $407.7	169.3	177.1
Assets held for sale	—	2.9
Restricted cash	14.9	15.3
Goodwill	—	359.3
Intangibles, net of accumulated amortization of $124.8 and $126.3	105.8	161.1
Long-term available-for-sale securities	26.7	40.4
Other assets	80.6	86.3
Long-term assets of discontinued operations	1.0	1.2

Total assets	$1,316.9	$1,921.0

LIABILITIES AND SHAREOWNERS’ INVESTMENT
Current Liabilities:
Current portion of long-term debt	$1.8	$2.6
Accounts payable	75.9	99.1
Accrued compensation and benefits	46.9	78.1
Other accrued liabilities	68.7	71.0
Income taxes payable	2.1	2.4
Restructuring accrual	10.8	16.7
Liabilities of discontinued operations	6.7	8.1

Total current liabilities	212.9	278.0
Pension obligations and other long-term liabilities	84.0	78.1
Long-term notes payable	650.5	650.7

Total liabilities	947.4	1,006.8

Shareowners’ Investment:
(96.6 and 111.3 shares outstanding, respectively)	369.5	914.2

Total liabilities and shareowners’ investment	$1,316.9	$1,921.0

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ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
STATEMENT OF CASH FLOWS — UNAUDITED
(In millions)

	Three Months Ended
	January 30,	February 1,
	2009	2008

Operating Activities:
Loss from continuing operations	$(442.5)	$(28.4)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities from continuing operations:
Inventory write-offs	1.8	2.8
Goodwill impairment	366.2	—
Write-down of intangibles	47.3	—
Write-down of cost method investments	3.0	—
Write-down of available-for-sale investments	14.2	50.2
Depreciation and amortization	21.0	20.1
Provision for bad debt	1.9	(0.3)
Change in warranty reserves	(0.2)	(1.5)
Non-cash stock compensation	3.4	5.4
Change in deferred income taxes	(4.3)	(2.5)
Gain on sale of property and equipment	(1.1)	—
Amortization of deferred financing costs	1.5	0.5
Other, net	3.9	(0.9)
Changes in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable and unbilled revenues decrease	47.3	26.0
Inventories increase	(7.6)	(14.6)
Prepaid and other assets (increase)/decrease	1.2	5.4
Accounts payable decrease	(22.9)	(15.1)
Accrued liabilities decrease	(49.1)	(41.5)

Total cash provided by (used for) operating activities from continuing operations	(15.0)	5.6
Total cash used for operating activities from discontinued operations	(4.2)	(0.5)

Total cash provided by (used for) operating activities	(19.2)	5.1

Investing Activities:
Acquisitions, net of cash acquired	2.7	(197.1)
Property, equipment and patent additions	(7.7)	(7.4)
Proceeds from disposal of property and equipment	4.5	0.1
Decrease in restricted cash	0.5	—
Purchase of available-for-sale securities	—	(4.7)
Sale of available-for-sale securities	—	36.7
Other	—	—

Total cash used for investing activities	—	(172.4)

Financing Activities:
Debt issued	—	450.0
Payments of financing costs	—	(10.7)
Debt payments	(1.0)	—
Treasury stock purchase	(94.1)	—
Common stock issued	—	0.3

Total cash provided by (used for) financing activities	(95.1)	439.6

Effect of Exchange Rate Changes on Cash	(1.3)	0.1

Increase (Decrease) in Cash and Cash Equivalents	(115.6)	272.4
Cash and Cash Equivalents, beginning of period	631.4	520.2

Cash and Cash Equivalents, end of period	$515.8	$792.6

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ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
SEGMENT INFORMATION and STATISTICS
(In millions)

	January 30,	October 31,	February 1,
	2009	2008	2008
	(In millions)
Net Sales by Segment
Global Connectivity Solutions	$198.2	$279.5	$257.5
Network Solutions	20.3	27.1	28.8
Professional Services	35.8	45.7	42.8

Total Net Sales by Segment	$254.3	$352.3	$329.1

Product Sales by Segment
Global Connectivity Solutions:
Global Copper Connectivity	31%	30%	30%
Global Fiber Connectivity	30%	29%	29%
Global Enterprise Connectivity	13%	17%	16%
Wireline	4%	3%	3%

Total Global Connectivity Solutions	78%	79%	78%

Network Solutions:	8%	8%	9%

Professional Services	14%	13%	13%

Total Product Sales by Segment	100%	100%	100%

Operating Income (Loss) by Segment
Global Connectivity Solutions	$—	$12.4	$28.2
Network Solutions	(11.0)	(17.7)	(6.3)
Professional Services	(1.2)	2.3	(2.7)
Restructuring, Impairment and Other	(414.0)	(12.9)	(1.2)

Total Operating Income (Loss) by Segment	$(426.2)	$(15.9)	$18.0

Other GAAP Data & Statistics
(unaudited)

	January 30,	October 31,	February 1,
	2009	2008	2008
	(In millions)
Balance Sheet Data
Total Cash and Securities
Cash and cash equivalents	$515.8	$631.4	$792.6
Short-term available-for-sale securities	0.2	0.1	3.3
Long-term available-for-sale securities	26.7	40.4	90.3
Restricted cash	14.9	15.3	13.1

Total Cash and Securities	$557.6	$687.2	$899.3

Notes Payable
Current portion of long-term notes payable	1.8	2.6	220.6
Long-term notes payable	650.5	650.7	651.3

Total Notes Payable	$652.3	$653.3	$871.9

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	January 30,	October 31,	February 1,
Statistics	2009	2008	2008
Days sales outstanding	61.4	55.0	56.5
Inventory turns — annualized	4.2	6.3	4.2

Gross Margin Reconciliation
(unaudited)

The table below reconciles GAAP gross profit to adjusted gross profit from which adjusted gross margin was determined to enable analysis of the impact of the ACX and Outdoor Wireless product-line inventory charges in the current quarter.

	January 30,	October 31,	February 1,
	2009	2008	2008
	(In millions)
GAAP gross profit	$78.7	$96.8	$120.4
Add back ACX product-line inventory charge	—	3.2	—
Add back Outdoor Wireless product-line charge	—	10.8	—

Adjusted gross profit	$78.7	$110.8	$120.4

Adjusted gross margin	30.9%	31.5%	36.6%

ADC-F

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